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                                                                        (Fund A)

                                                                  ATTACHMENT 77C

                   MATTER SUBMITTED TO VOTE OF CONTRACT OWNERS

A special meeting of Contract Owners of the Fund was held on April 8, 1999. At the meeting, an Agreement and Plan of Reorganization was approved whereby, effective April 30, 1999, Franklin Life Variable Annuity Fund A (1) was renamed Franklin Life Variable Annuity Fund and restructured as a unit investment trust comprising three divisions and (2) was combined with Franklin Life Variable Annuity Fund B and Franklin Life Money Market Variable Annuity Fund C. The number of votes case for and against, as well as the number of abstentions, is set forth in the table below.


                                        VOTES:
           FOR                         AGAINST                      ABSTAIN
          ------                       -------                     --------
          50,452                        3,794                        2,966